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                                                                    EXHIBIT 99.1


                  (UNITED AMERICAN HEALTHCARE CORPORATION LOGO)

CONTACTS:

Company:                                    Investor Relations:
Stephen D. Harris                           MKR Group, LLC
Chief Financial Officer                     Charles Messman or Todd Kehrli
United American Healthcare Corp.            818-556-3700
313-393-4571


                   UAHC HEALTH PLAN OF TENNESSEE ACKNOWLEDGES
                RECEIPT OF A NOTICE OF ADMINISTRATIVE SUPERVISION
                        ISSUED BY THE STATE OF TENNESSEE


DETROIT, MI (APRIL 21, 2005) -- UAHC Health Plan of Tennessee, Inc. ("Health Plan"), a subsidiary of United American Healthcare Corporation (NasdaqSC: UAHC) ("UAHC"), has acknowledged the receipt, late yesterday afternoon, of a notice and order of administrative supervision issued by the Commissioner of the State of Tennessee's Department of Commerce and Insurance.

Pursuant to the order, the Health Plan has been placed under administrative supervision of the Commissioner and "has until December 31, 2005 to demonstrate to the Commissioner's satisfaction" that its "continued operation and business, absent the supervision or other oversight by the Commissioner, is not hazardous, financially or operationally, to its enrollees, its creditors or the public." The Health Plan was told that state officials would be on site at its offices at 10 a.m. CST today to commence the administrative supervision.

The Health Plan and UAHC are evaluating their legal remedies with respect to the entry of the order; however, they intend to fully cooperate with the State of Tennessee in accordance with the terms of the order.

William C. Brooks, President, CEO and Chairman commented, "UAHC is proud of the Health Plan's long history with the State of Tennessee, the services it provides to more than 130,000 TennCare enrollees, and its 115 Tennessee employees. The Health Plan has continuously provided exceptional service to its enrollees and has been recognized on numerous occasions for its high standards of service. We strongly believe in the Health Plan and the service it provides to its enrollees and we are confident that any negative allegations regarding the operations of the Health Plan are unwarranted. The Company will continue to work with its partners at the State to ensure that the TennCare enrollees the Health Plan serves continue to receive the highest level of service and care possible."

The notice also asserts that its findings of fact describe potential grounds for termination of the Health Plan's Tenncare contract. Although the Health Plan and UAHC acknowledge that any such termination would have a material adverse effect on the companies, the companies do not



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agree that these findings are accurate. UAHC plans on aggressively defending the
Health Plan against these allegations.

The Health Plan and UAHC received no prior notice of the notice and order of administrative supervision and had no opportunity to respond to its factual assertions. Because the companies believe that the entry of the order and its restrictions could negatively impact the Health Plan and UAHC, they are now evaluating their available legal recourse and remedies.

The Notice and Order of Administrative Supervision will be filed by UAHC later today in a Form 8-K.

ABOUT UAHC

United American Healthcare is a full-service healthcare management company, pioneering in the delivery of healthcare services to the Medicaid population since 1985. The Company owns and manages UAHC Health Plan (formerly known as OmniCare) in west Tennessee, including Memphis. UAHC currently serves 130,000 enrollees in Tennessee. For more information on the company, please visit the Company's website at www.uahc.com.

Forward-looking statements by UAHC, including those in this announcement, involve known and unknown risks, which may cause results and developments to differ materially from those expected. Factors that could cause results and developments to differ materially from expectation include, without limitation, the effects of state and federal regulations, the effects of acquisitions and divestitures, and other risks described from time to time in each of UAHC's SEC reports, including quarterly reports on Form 10-Q, annual reports on Form 10-K, and reports on Form 8-K.



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